Exhibit 10.1

EXECUTION COPY

November 6, 2014

Mr. Steven Bisgay

at the address

in the Schedule

Re:	Advisory Services and

Separation Agreement

Dear Steve,

This letter agreement (this “Agreement”) sets forth the terms of your departure from KCG Holdings, Inc., a Delaware corporation (the “Company” and, together with its affiliates, “KCG”) and the additional advisory services you have agreed to provide.

1. Separation Date. Effective September 12, 2014 (your “Effective Date”), your employment with KCG was terminated without Cause. In addition, you have resigned as of the Effective Date from any other position that you may hold as an officer or director of KCG. No further action is or will be required for your resignation from such positions to become effective.

2. Your Employment Agreement. You and KCG agree that, except as otherwise set forth in this Agreement, the terms and conditions of your employment agreement with KCG, dated August 6, 2013 and executed by you on September 9, 2013, (your “Employment Agreement”) shall remain in full force and effect. Unless otherwise defined in this Agreement, terms are used with the same meaning as your Employment Agreement.

3. Separation Entitlements. In accordance with Section 6(c) of your Employment Agreement and subject in all respects to Section 6(h) of the Employment Agreement:

A. Accrued Salary and Vacation. As of the date hereof, you acknowledge that you have received payment in respect of 10 out of the 11 days of accrued but unused vacation comprising part of your Accrued Compensation. The Company will pay you an amount in respect of the one remaining day of accrued but unused vacation no later than the payroll period following the date set forth above.

B. Earned Annual Incentive. You agree that the Company has paid your Earned Annual Incentive in respect of 2013 in full satisfaction of the payment required by Section 6(c)(2) of your Employment Agreement.

Mr. Steven Bisgay	Page 2

C. Accrued Annual Incentive. The Company will pay you $966,667 in respect of your Accrued Annual Incentive for 2014, provided, however, such payment shall be made in a lump-sum within five days after the General Release becomes effective in accordance with Paragraph 6 of this Agreement. You agree that the payment under this Paragraph 3.C. is in full satisfaction of the payment required by Section 6(c)(3) of your Employment Agreement and that you are not entitled to receive any additional payment in respect of your Accrued Annual Incentive for 2014.

D. Benefit Continuation. During the Benefits Continuation Period, the Company will, on your behalf, directly pay the premiums relating to your coverage under COBRA, provided, however, in lieu of directly paying the premiums relating to your COBRA coverage for the month of October, the Company will reimburse you for the payment you made in respect of COBRA coverage on October 3, 2014. You agree that in the event you cease COBRA coverage before the end of the Benefits Continuation Period, the Company will not be obligated to make any further payments under Section 6(c)(4) of your Employment Agreement and you acknowledge that the payments made under this Paragraph 3.D. shall be in full satisfaction of the payments required by Section 6(c)(4) of your Employment Agreement.

E. KCG Equity Awards. Subject to Section 6(h)(2) of your employment agreement, your Annual Incentive Equity and Performance Awards will continue to vest as if your employment with the Company had continued. Any other KCG equity awards granted to you under the KCG Amended and Restated Equity Incentive Plan will be governed by the terms and conditions of such plan and the relevant award agreement. For the avoidance of doubt, your Knight Capital Group, Inc. restricted stock units that converted into KCG restricted stock units in July 2013 (grant numbers 00010664, 00010665 and 00010666) will vest upon the effectiveness of this Agreement.

F. Outplacement Services. During the six-month period following the Effective Date, the Company will provide you with outplacement services of the type typically provided to similarly situated executives, provided that such services are arranged through the Company’s outplacement assistance vendor. The Company will be billed directly for the applicable expenses by the outplacement assistance vendor.

4. Non-Compete and Non-Solicitation. As contemplated by the Schedule, the Company elects to enforce the Non-Competition and Non-Solicitation covenants set forth in Section 8(c) and 8(d) of your Employment Agreement, provided, however, that the duration of the Non-Competition Period shall be for a period of four months after the Effective Date. As separate and additional consideration for your required compliance with such covenants, the Company will pay you the Non-Compete/Non-Solicit Payments in the total amount of $333,333 at the time and in the manner contemplated by the Schedule. Although your continued vesting in the Performance Awards and Annual Incentive Equity awards is conditioned upon your compliance with Sections 8(c) and 8(d) of your Employment Agreement, your compliance with Section 8(c) will not be required after the four month Non-Competition Period and your compliance with Section 8(d) will not be required after the 18 month Non-Solicitation Period, in each case, for continued vesting in the Performance Awards and Annual Incentive Equity awards.

Mr. Steven Bisgay	Page 3

5. Clawback. You acknowledge that, except for isolated, insubstantial inadvertent failures not taken in bad faith, in the event of your failure to comply with the Non-Competition and Non-Solicitation covenants set forth in Section 8(c) and 8(d) of your Employment Agreement, you will, pursuant to Section 6(h)(2)(A) and 6(h)(2)(B) of your Employment Agreement, forfeit the unvested portion of your Performance Awards and Annual Incentive Equity awards and be required to pay KCG an amount equal to the gain you recognized upon the vesting of any such awards that occurred between the Effective Date and the date KCG determines you have breached Section 8(c) or 8(d), as applicable. For the avoidance of doubt, your Performance Awards, Annual Incentive Equity awards and any other KCG equity awards granted to you will remain subject, in all respects, to the provisions regarding Recapture and Adjustment set forth in Section 11.5 of the KCG Amended and Restated Equity Incentive Plan.

6. General Release. The Company will not be required to make the payments under Paragraph 3 (other than the Accrued Compensation under 3.A.) and Paragraph 4 unless you execute and deliver to the Company the General Release as set forth in Section 6(h)(1) of your Employment Agreement. The form is of General Release is attached as Exhibit A and must be executed by you and become effective and not be revoked by you by the 55th day following the Effective Date.

7. Advisory Services. You agree that during the period commencing on the Effective Date and ending on December 31, 2014, you will be available to consult on transition matters and to provide general advisory services relating to KCG’s finance function, as may be reasonably requested by KCG from time to time, provided, however, that your services pursuant to this Paragraph 7 shall not exceed 15 hours a month. In consideration for your services, KCG will pay you $2,000 for each hour of service you provide in accordance with this Paragraph 7 (the “Advisory Fee”). You understand and agree that other than the Advisory Fee, you will receive no additional compensation or other payments from KCG with respect to these advisory services and further, you acknowledge that you will be providing the advisory services under this Paragraph 7 as an independent contractor and not an employee of KCG and that you shall be responsible for the payment of all applicable taxes levied or based upon the Advisory Fee.

8. No Other Payments. You agree that the payments under Paragraph 3 and Paragraph 4 are in full satisfaction of your rights to payments and benefits under Section 6(c) of your Employment Agreement and, except with respect thereto (and except with respect to any Advisory Fee you are paid pursuant to Paragraph 7), you have not earned and will not receive any additional compensation, severance or benefits after the Effective Date. Further, you and KCG agree that the amounts payable to you under Paragraph 3 and Paragraph 4 will, as applicable, be calculated by reference to your termination as of the Effective Date and not by reference to any period during which you provide advisory services to KCG pursuant to Paragraph 7.

9. Ongoing Covenants. You agree to comply with the Non-Competition, Non-Solicitation and Non-Disparagement covenants set forth in Section 8(c), 8(d) and 8(f) of your Employment Agreement and you acknowledge that in accordance with Section 7 of your Employment Agreement, you have returned all Propriety Information to KCG. Except as may be reasonably required in connection with the advisory services you provide KCG pursuant to Paragraph 7, you will not use or disclose any Proprietary Information after the Effective Date. The Company will issue a memorandum instructing Daniel Coleman, John McCarthy and Jerry Dark not to make any

Mr. Steven Bisgay	Page 4

disparaging comments or statements about you, to any of present or former colleagues of you, or to any individual or entity with whom you have a business relationship, or to others, which is reasonably likely to affect adversely your business or your reputation.

10. Future Cooperation. In accordance with Section 9 of your Employment Agreement, you agree that upon KCG’s reasonable request following your Effective Date, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by KCG arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving KCG. You will be entitled to prompt reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance. You acknowledge that your cooperation with KCG in accordance with this Paragraph 10 is separate and distinct from the advisory services you have agreed to provide pursuant to Paragraph 7 above.

11. General. This Agreement, including Exhibit A, and your Employment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and KCG with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of KCG. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and KCG, and inure to the benefit of both you and KCG, each of our respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

*                    *                     *

Mr. Steven Bisgay	Page 5

The parties have duly executed this Agreement as of the date set forth above.

KCG Holdings Inc.

/s/ John McCarthy
By:	John McCarthy
General Counsel

Accepted as of the date hereof:

/s/ Steven Bisgay
By:	Steven Bisgay

[Signature Page to S. Bisgay Advisory Services and Separation Agreement]

Exhibit A

General Release of Claims

Consistent with Section 6(h) of the letter agreement dated August 6, 2013 and executed on September 9, 2013, (the “Employment Agreement”) between me and KCG Holdings, Inc. (“Company”), and in consideration for and as a condition of my receipt of certain payments set forth in the Employment Agreement, as applicable, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company, GETCO Holding Company, LLC (“GETCO”), Knight Capital Group, Inc. (“Knight”) and their respective current and former parents and affiliated companies, as well as its and their successors, assigns, and current and former members, managers, stockholders, directors, officers, partners, agents, employees, attorneys, and administrators, from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with: (1) my employment with the Company and GETCO, or if applicable, Knight, (2) my separation from employment with the Company, (3) the Employment Agreement and/or any other agreement between me and the Company (except for obligations in such agreements that survive my separation from employment), or (4) any event, fact, transaction, or matter occurring or existing on or before the date of my signing of this General Release; provided, however, that I am not releasing any claims for indemnification, claims arising from my ownership of equity interests in the Company, claims for benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements, or claims that may not be released as a matter of law. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions.

This General Release specifically includes, but is not limited to, all released claims (as described above) with respect to breach of contract, employment discrimination (including any alleged violation of any federal, state or local statute or ordinance, any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, life insurance, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

I agree and understand that I am specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., a federal statute that prohibits employers from discriminating against employees who are age 40 or over. I acknowledge that:

(1) I have read and understand this General Release and sign it voluntarily and without coercion;

(2) I have been given an opportunity of twenty-one (21) days to consider this General Release;

(3) I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing; and

(4) for a period of seven (7) days following my signing of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company, c/o the General Counsel, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the payments set forth in Section 6 of the Employment Agreement that are subject to my executing, and not revoking, this General Release. I further understand that such payments will not begin to be provided unless and until the revocation period expires without my exercising the revocation right. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

/s/ Steven Bisgay
Steven Bisgay

Date: 11/6/2014

A-2